Exhibit 23(h)(2)

December 19, 2005

Clipper Fund, Inc.
9601 Wilshire Boulevard Suite 800
Beverly Hills, California 90210

Re:   Administrative Services Agreement

This will confirm our agreement that Davis Selected Advisers, L.P. ("Davis")
will provide Clipper Fund, Inc. (the "Fund") with all necessary administrative services, commencing December 20, 2005, without charge. Davis' administrative services will include without limitation the services indicated on the attached list, but not the services shown as exceptions on the list. Davis will provide these administrative services to the Fund for as long as Davis serves as investment adviser to the Fund or until such earlier date as this agreement is terminated by Davis or the Fund upon 90 days written notice.

The Fund will reimburse Davis for its reasonable out-of-pocket costs in providing these administrative services. The Fund will bear all expenses incurred in its operation other than expenses of Davis in providing administrative services, including costs of independent accountants and outside legal counsel; costs of services contracted by the Fund directly from parties other than Davis; investment advisory fees and related portfolio management costs; taxes and insurance premiums; costs of shareholder meetings; fees and expenses of independent directors; costs of printing and distributing prospectuses to Fund shareholders; costs of preparing and filing tax returns;
federal and state registration and filing fees; and premiums for fidelity bonds and directors' and officers' liability insurance.

Davis agrees that, except as otherwise required by law or in connection with any requested disclosure to a regulatory authority, it will keep confidential all records and information in its possession relating to the Fund or the Fund's shareholders except at the Fund's request or with the Fund's consent. Davis further agrees that all records it maintains for the Fund will be maintained in accordance with the requirements of SEC regulations, will remain the property of the Fund, will be readily accessible during normal business hours, and will be promptly returned upon the termination of this agreement or otherwise as requested by the Fund.

This agreement is the entire understanding between Davis and the Fund with respect to the provision of administrative services, may not be assigned or amended by either party without the written consent of the other party. It will be governed by California law without regard to principles of conflicts of law.

Davis Selected Advisers, L.P.                  Clipper Fund, Inc.

By ____________________                        By ______________________
         Thomas Tays                                 Kenneth Eich
         Vice President                              Principal Executive Officer

PARTIAL LIST OF ADMINISTRATION SERVICES

Financial Services

Prepare financial information for shareholder reports, registration statements and other SEC filings

Prepare financial statements and coordinate audits

Prepare expense accruals

Arrange for payment of Fund expenses

Monitor compliance with Internal Revenue Code, Investment Company Act and prospectus/SAI restrictions

Prepare and coordinate annual 24f-2 filings

Maintain Fund books and records as required by the Investment Company Act which are not prepared by other service providers.

Administration and Legal Services

Prepare agenda and background materials for Board and Committee meetings and prepare minutes of meetings

Administer Fund code of ethics

Prepare and file forms N-1A, N-CSR, N-Q, N-PX, shareholder reports and proxy statements

Act as liaison with counsel to Fund and independent Directors

Provide a chief compliance officer

Develop guidelines and procedures to improve Fund compliance with applicable laws and regulations

Handle routine regulatory examinations

Coordinate with insurance providers, solicit bids for D&O/E&O and fidelity bond policies, and make related SEC filings

Prepare reports to Board on matters not covered by other service providers

Respond to shareholder inquiries

PARTIAL LIST OF SERVICES NOT PROVIDED

Compute tax basis provisions for excise and income taxes

Preparation of federal, state and local income tax returns and related filings

Coordinate shareholder reporting on Form 1099-DIV

Investment management services

Transfer agent services

Custodial Services

Preparation of financial statements and information for 2005

Oversee determination and publication of Fund's net asset value per share

State blue sky filing